Exhibit 99.1

PRESS RELEASE

CONTACT: Liz Shows

Odyssey Marine Exploration, Inc.

(813) 876-1776 × 2335

lshows@shipwreck.net

Odyssey Announces Successful Closing of $16.8 Million Public Offering of Common Stock

Tampa, FL – June 21, 2011 – Odyssey Marine Exploration, Inc. (NASDAQ: OMEX), a pioneer in the field of deep-ocean exploration; today announced the closing of its previously announced public offering of common stock at a price to the public of $3.05 per share. The underwriters exercised in full their option to purchase 720,000 shares at the offering price, resulting in total sales of 5,520,000 shares.

Odyssey intends to use the net proceeds from the offering for shipwreck exploration and recovery projects, other working capital and general corporate purposes.

Craig-Hallum Capital Group acted as the sole book-running manager for the offering, and B. Riley & Co., LLC acted as co-manager. The offering was conducted pursuant to an effective shelf registration statement, which is on file with the Securities and Exchange Commission. A prospectus supplement related to the offering has been filed with the Securities and Exchange Commission. A copy of the prospectus supplement and the base prospectus related to the offering may be obtained from Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, Minnesota 55402 or by calling 612-334-6300.

About Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX) is engaged in deep-ocean exploration using innovative methods and state-of-the-art technology. The Company is a world leader in shipwreck exploration, conducting extensive search and archaeological recovery operations on deep-ocean shipwrecks around the world. Odyssey also has a minority ownership stake in Neptune Minerals; a company focused on discovering and commercializing high-value mineral deposits from the ocean floor, and provides proprietary deep-ocean expertise and equipment Neptune under contract. Odyssey also provides deep-ocean contracting services to governments and companies around the world.

Odyssey discovered the Civil War-era shipwreck of the SS Republic® in 2003 and recovered over 50,000 coins and 14,000 artifacts from the site nearly 1,700 feet deep. In May 2007, Odyssey announced the historic deep-ocean treasure recovery of over 500,000 silver and gold coins, weighing 17 tons, from a Colonial era site code-named “Black Swan.” In February 2009, Odyssey announced the discovery of Balchin’s HMS Victory. Odyssey also has other shipwreck projects in various stages of development around the world.

Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to collectors, the general public and students through its webstore, exhibits, books, television, merchandise, educational programs and virtual museum located at www.odysseysvirtualmuseum.com. Odyssey’s shipwreck operations are the subject of a Discovery Channel television series titled “Treasure Quest,” produced by JWM Productions. The 12-episode first season aired worldwide in 2009.

www.shipwreck.net

Following previous successful engagements in New Orleans, Tampa, Detroit, Oklahoma City, Charlotte and Baltimore, Odyssey’s SHIPWRECK! exhibit is currently on display at G.WIZ - The Science Museum in Sarasota, Florida.

For details on Odyssey’s activities and its commitment to the preservation of maritime heritage please visit www.shipwreck.net.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations regarding the completion of the public offering. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results and the timing of events may vary materially from those expressed or implied by such forward-looking statements due to various important factors, including, without limitation, risks and uncertainties related to the Company’s business and the satisfaction of the conditions of the closing of the public offering. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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